Exhibit 3.1
Articles of Incorporation
of
The Bon-Ton Stores, Inc.
1. The name of the corporation is The Bon-Ton Stores, Inc.
2. The location and post office address of the registered office of the corporation in this Commonwealth is 2801 East Market Street, York, Pennsylvania 17402.
3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:
to have unlimited power to engage in and to do all lawful acts concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law.
4. The term for which the corporation is to exist is perpetual.
5. The aggregate number of shares which the corporation shall have authority to issue shall be 65,000,000 shares: (a) 40,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), (b) 20,000,000 shares of Class A Common Stock, par value $.01 per share (“Class A Stock”) and (c) 5,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).
The designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights in respect of each share of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:
A. Common Stock and Class A Stock
I. Dividends, etc.
Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as amended from time to time, holders of Common Stock and Class A Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of

Directors from time to time out of assets or funds of the corporation legally available therefor; provided that, except as hereafter provided, any dividends declared with respect to Common Stock will also be declared, in the same amount per share, with respect to Class A Stock, and vice versa. In the case of dividends or other distributions payable in stock of the corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the corporation other than Preferred Stock, only shares of Common Stock shall be distributed with respect to Common Stock, but shares of either Common Stock or Class A Stock in an amount per share equal to the amount per share paid with respect to the Common Stock shall be distributed with respect to Class A Stock; provided, however, that Common Stock shall not be distributed to holders of Class A Stock as a stock dividend or distribution in lieu of Class A Stock unless the holders of a majority of the Class A Stock entitled to receive such stock dividend agree to such distribution. In the case of any combination or reclassification of the Common Stock, the shares of Class A Stock shall also be combined or reclassified so that the number of shares of Class A Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Common Stock outstanding immediately following such combination or reclassification as the number of shares of Class A Stock outstanding immediately prior to such combination or reclassification bears to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification. In the event of a property dividend consisting of shares of stock or other equity interests of a corporation or other entity, if the equity interests being distributed in such a property dividend consist of two classes of equity interests in a single entity, one of which class has one vote per interest and the other of which class has ten or less votes per interest, then the Board of Directors of this corporation, by resolution duly adopted, may determine to pay such a property dividend by distributing interests of the class with multiple votes per interest to the holders of the Class A Stock and distributing interests of the class with one vote per interest to the holders of the Common Stock; provided that the number of interests with multiple votes per interest distributed in such property dividend must bear the same relationship to the number of interests with one vote per interest distributed in such property dividend as the number of shares of Class A Stock outstanding on the record date for such property dividend bears to the number of shares of Common Stock outstanding on the record date for such property dividend. Alternatively, the Board of Directors of this corporation, by resolution duly adopted, and upon the written approval of the holders of a majority of the Class A Stock, may treat the holders of the Class A Stock and Common Stock of this corporation as a single class for purposes of such a property dividend.

II. Voting.
(a) At every meeting or action by consent in writing of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the corporation and every holder of Class A Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class A Stock standing in his or her name on the transfer books of the corporation.
(b) Following the initial issuance of shares of Class A Stock, the corporation may not issue any additional shares of Class A Stock (except in connection with stock splits, combinations, reclassifications and stock dividends) unless such issuance is authorized by the holders of a majority of the shares of Common Stock and of Class A Stock entitled to vote, each voting separately as a class.
(c) Except as may be otherwise required by law or by this Article 5 and except for amendments to the terms of the Class A Stock that materially and adversely affect the holders of Common Stock (including without limitation relaxations of restrictions on transfer of the Class A Stock), the holders of Common Stock and Class A Stock shall vote together as a single class on all matters with respect to which a vote of the shareholders of the corporation is required or permitted under applicable law, including, without limitation, the amendment or rescission of these Articles of Incorporation, subject to any voting rights which may be granted to holders of Preferred Stock.
III. Transfer.
(a) No person, holding shares of Class A Stock of record (hereinafter called “Class A Holder”) may transfer, and the corporation shall not register the transfer of, such shares of Class A Stock, whether by sale, assignment, gift, bequest, appointment, operation of law or otherwise, except to a Permitted Transferee. A Permitted Transferee shall mean:
(A) M. Thomas Grumbacher, his spouse, the issue of Max S. Grumbacher and the spouses of such issue (collectively referred to as “Family Members”);
(B) The trustee or trustees of a trust or trusts (including a voting trust) for the primary benefit of any one or more Family Members (collectively referred to as “Family Trusts”);

(C) A corporation or partnership controlled (as defined below) by one or more Family Members or Family Trusts (collectively referred to as “Family Entities”);
(D) The estate of such Class A Holder.
(b) Notwithstanding anything to the contrary set forth herein, any Class A Holder may pledge such Holder’s shares of Class A Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section III. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class A Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.
(c) The following events shall result in the conversion of the applicable shares of Class A Stock into shares of Common Stock:
(i) a Class A Holder shall transfer or attempt to transfer Class A Stock to a person or entity not a Permitted Transferee;
(ii) a Class A Holder shall transfer or attempt to transfer to any person or entity not a Permitted Transferee, including, without limitation, a pledgee, the right to vote any Class A Stock, whether by agreement, voting trust or otherwise;
(iii) a Family Trust holding Class A Stock shall cease to be a trust for the primary benefit of any one or more Family Members;
(iv) a Family Entity holding Class A Stock shall cease to be controlled by one or more Family Members or Family Trusts. For purposes of this Section III “controlled” means: (i) in the case of a corporation, the ownership, beneficially and of record, of shares of capital stock representing a majority of the equity ownership of, and economic interest in, such corporation, as well as a majority of all votes entitled to vote for the election of directors; and (ii) in the case of a partnership, the ownership, beneficially and of record, of partnership interests representing a majority of the equity ownership of, and economic interest in, such partnership, as well as a majority of the partnership interests entitled to participate in the management of the partnership.

If any of the foregoing events shall occur, all shares of Class A Stock subject to such transfer or attempted transfer or then held by such Family Trust or Family Entity, whichever applicable, shall, without further act on anyone’s part, be converted into shares of Common Stock effective upon the date such event occurs, and stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock. The corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class A Stock on the corporation’s books, require the furnishing of such affidavits, documents or other proof as it deems necessary to establish that any person is a Permitted Transferee or to ascertain that none of the events described in this subparagraph (c) occurred.
(d) Shares of Class A Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose, a “beneficial owner” of any shares of Class A Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The corporation shall note on the certificates for shares of Class A Stock the existence of the restrictions on transfer imposed by this Section III.
IV. Conversion Rights.
(a) Subject to the terms and conditions of Section III(c) and this Section IV, each share of Class A Stock shall be convertible at any time and from time to time, at the option of the respective holder thereof, into one fully paid and nonassessable share of Common Stock. Each share of Class A Stock shall be canceled after it has been converted as provided herein,
(b) The corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class A Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A Stock by delivery of shares of Common Stock which are held in the treasury of the corporation.

V. Subscription and Related Rights;
Mergers and Other Transactions
In the event that (a) any right to subscribe to Common Stock, (b) options or warrants to purchase Common Stock, or (c) any securities convertible into Common Stock, are offered or granted to all holders of Common Stock (or Class A Stock) the same offer must be made to holders of Class A Stock (or Common Stock), Except as provided in the following sentence, if there should be any merger, consolidation, purchase or acquisition of property or stock, plan of division, plan of exchange, reorganization or liquidation of the corporation, the holders of Class A Stock and the holders of Common Stock shall receive the shares of stock, other securities or other assets as would be issuable or payable upon such merger, consolidation, purchase or acquisition of such property or stock, plan of division, plan of exchange, reorganization or liquidation as if the Class A Stock and the Common Stock were one and the same class of stock. Notwithstanding the foregoing, in the event of (a) a plan of merger or consolidation which, by its terms, contemplates that the holders of Class A Stock will receive, in exchange for their Class A Stock, equity interests of the surviving entity, (b) a plan of division which, by its terms, contemplates that the holders of Class A Stock will receive, in exchange for their Class A Stock, equity interests in one or more of the resulting entities, or (c) a plan of exchange which, by its terms, contemplates that the holders of Class A Stock will receive, in exchange for their Class A Stock, equity interests of one or more of the exchanging entities, the holders of Class A Stock shall be entitled to receive, in exchange of their Class A Stock, equity interests of the surviving, resulting or exchanging entity, as the case may be, having substantially similar relative designations, preferences, qualifications, privileges, limitations, restrictions and rights as the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights of the Class A Stock.
VI. Liquidation Rights.
In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary of involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the corporation shall be distributed or paid over to the holders of Common Stock or Class A Stock. After payment in full of any such amounts to the holders of any Preferred Stock entitled thereto, the remaining assets and funds of the corporation shall be divided among and paid ratably to the holders of Common Stock and Class A Stock (including those persons who shall become holders of Common Stock by reason of converting their shares of Class A Stock) as a single class.

VII. Other Rights.
Except as expressly set forth in this Article 5, the rights of the holders of Common Stock and the rights of the holders of Class A Stock shall be in all respects identical.
B. Preferred Stock.
The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions appertaining thereto, including without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the corporation, and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which he right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).
Before the corporation shall issue any shares of Preferred Stock of any series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, option or other rights, if any, and the qualifications, limitations and restriction, if any, appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be filed in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

6. The shareholders shall not have the right to cumulate their shares in voting for the election of directors.
7. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The action shall become effective immediately, provided prompt written notice of such action shall have been given to each shareholder entitled to vote thereon who has not consented thereto.
8. Subchapters E, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to this corporation.
9. Each nominee for election as a director shall be elected by the vote of the majority of the votes cast by all shareholders entitled to vote with respect to the election of such nominee at any meeting for the election of directors, provided that if the number of nominees exceeds the number of directors to be elected at such meeting, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of votes that are cast “for” a nominee must exceed the number of votes cast “against” such nominee. If any incumbent director is not elected, such director shall immediately tender his or her resignation to the Board of Directors. If a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then his or her resignation shall be effective immediately. If fewer than a majority of the votes entitled to be cast in the election of directors are voted “against” such director, then the Board of Directors shall decide whether to accept or reject such director’s resignation, or whether other action should be taken, within 90 days after the date of the certification of the election results. No director required to tender his or her resignation shall participate in the decisions of the Board of Directors or any committee thereof with respect to his or her own resignation.